June 17, 1999
Immediately

Joan M. Gallagher, Vice President, Corporate Public Relations, 617-421-7792 Everett R. Howe, Vice President, Corporate Investor Relations, 617-421-7750


             GILLETTE ANNOUNCES EXPECTED SECOND QUARTER RESULTS AND
                  AN EXPANSION OF ITS SHARE REPURCHASE PROGRAM


     BOSTON, MA The Gillette Company expects to report a low single-digit increase in second quarter sales and about a 20% decrease in earnings per share versus the prior year, both of which are somewhat below Wall Street's estimates.

     Sales growth in the mid-single digits is expected after adjusting for
divested businesses,   including  Jafra  International  (1%)  and  rechargeable
batteries (1%), and for the negative effect of exchange (2%-3%). The Company's largest business, blades and razors, is expected to make good progress, led by the outstanding performance of the MACH3 shaving system, which is exceeding expectations. Other new products, including Duracell Ultra and the Oral-B CrossAction toothbrush, are also being well received by the trade and consumers, resulting in increasing sales and improved market shares. While the Braun, Stationery and Toiletries businesses all showed progressive improvement versus
the first  quarter,  sales  have  been  softer  than  originally   anticipated,
negatively impacting  the  second-quarter   results.  Slower than anticipated
recovery in several key markets including Brazil, Germany, Japan and Russia is affecting reported results.




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     Gillette remains confident that building momentum in sales growth, coupled with continued strong market shares and the strong second-half new products program, should return the Company to its more traditional sales and profit growth rates during the second half of 1999.

     The Gillette Company also announced today that its Board of Directors has authorized an expansion of its stock repurchase program, that commenced in September 1997, from 50 to 75 million shares. It is anticipated that the original 50 million share repurchase will be completed by the end of 1999. The Company plans to purchase the additional 25 million shares over the next 12 to 18 months in the open market or in privately negotiated transactions, depending on market conditions and other factors.

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     This report contains forward-looking statements about the Company's future performance. There are, however, a number of factors that can affect the Company's future prospects and progress. These include, among other things,
finalizing quarterly  results,   the  acceptance  of  new  products,   economic
conditions, share price and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company's 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.